Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors
Yadkin Valley Financial Corporation
Elkin, North Carolina

We consent to the use of our reports dated February 28, 2012, with respect to the consolidated financial statements of Yadkin Valley Financial Corporation and Subsidiary as of December 31, 2011 and 2010, and for each of the years in the three-year period ended December 31, 2011, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports are incorporated by reference in this Registration Statement on Form S-1 and to the reference to our firm under the caption “Experts” in the prospectus.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina
April 12, 2012